UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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CROCS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CROCS, INC.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT FOR ANNUAL MEETING

TO BE HELD ON JUNE 10, 2014

Dear Stockholders:

This proxy statement supplement (the “Proxy Supplement”) updates and amends our definitive proxy statement (as supplemented, the “Proxy Statement”) filed with the Securities and Exchange Commission on April 29, 2014 (as supplemented on May 1, 2014) regarding the 2014 Annual Meeting of Stockholders of Crocs, Inc. to be held on June 10, 2014 at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado at 11:00 a.m. Mountain Time (the “Annual Meeting”). Except as updated or supplemented by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or in person at the Annual Meeting.

The purpose of this Proxy Supplement is to update the Proxy Statement to inform you that, as announced on May 13, 2014,  and reported on our Form 8-K filed with the Securities and Exchange Commission on May 14, 2014, our Board of Directors (the “Board”) appointed Andrew Rees as our President with principal responsibilities for the Crocs brand, effective June 9, 2014.  In addition, also effective June 9, 2014, the Board appointed Mr. Rees as principal executive officer to serve until such time as the Board appoints a Chief Executive Officer.

As disclosed previously, Thomas Smach was appointed as our interim Chief Executive Officer to serve until such time as the Board appoints a permanent President or Chief Executive Officer.  Effective June 9, 2014, Mr. Smach will step down as our interim Chief Executive Officer and principal executive officer.  Mr. Smach will continue to serve as the Chairperson of the Board and, effective June 9, 2014, will rejoin both the Board’s Audit Committee (as chairperson) and Nominating and Governance Committee. In addition, the Board has determined that as of June 9, 2014, Mr. Smach will be an independent director for purposes of the NASDAQ listing standards. Mr. Smach is a nominee for election as a Class III director at the Annual Meeting.

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. This Proxy Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Daniel P. Hart
Executive Vice President, Chief Legal and Administrative Officer